Exhibit 99.1

News Release

Unisys Takes Meaningful Steps to Remove U.S. Pension Volatility and Accelerate Path to Full Removal

Management invites investors to webcast to discuss benefits of recent capital structure transformation

BLUE BELL, Pa., July 18, 2025 – Unisys (NYSE: UIS) today announced it will host a conference call on Thursday, July 24, 2025, at 2 p.m. EDT to provide an update on its recent debt transaction, $250M discretionary pension contribution, and subsequent changes made to its asset allocations within its U.S. Qualified Defined Benefit Plans. Management will discuss how these actions support the acceleration of its pension strategy by meaningfully reducing its pension deficit, contributions, and volatility. The call will be led by Mike Thomson, chief executive officer and president, and Deb McCann, chief financial officer.

The event will include a live question-and-answer session. Investors who wish to submit questions ahead of the event can do so by emailing Investor@Unisys.com.

The live, listen-only webcast and accompanying presentation materials will be available on the Unisys Investor Relations website at www.unisys.com/investor-relations. Investors may also join the call by dialing 1-844-695-5518 (domestic) or 1-412-902-6749 (international) and referencing the conference passcode: Unisys Corporation Call.

A replay of the webcast will be available shortly after the event on the Unisys Investor Relations site. Additionally, a telephone replay will be accessible from two hours after the call until August 6, 2025, by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering the access code 3247701.

About Unisys

Unisys is a global technology solutions company that powers breakthroughs for the world's leading organizations. Our solutions – cloud, AI, digital workplace, logistics and enterprise computing – help our clients challenge the status quo and unlock their full potential. To learn how we have been helping clients push what's possible for more than 150 years, visit unisys.com and follow us on LinkedIn.

Forward-Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions, expectations and beliefs of Unisys and involve substantial risks and uncertainties that may cause actual results and the timing of events to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to market and other general economic conditions, and other risks detailed in filings Unisys makes with the SEC from time to time, including under the heading “Risk Factors” in Unisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and its most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. Unisys assumes no obligation to update any forward-looking statements.

Contacts:	For Investors:
Michaela Pewarski, Unisys, +1 215-274-1254
Investor@unisys.com

For Press:
Patricia Gonzalez, Unisys, +1 817-846-7662
Patricia.Gonzalez@unisys.com

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RELEASE NO.: 0717/10007

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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